                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           WASHINGTON MUTUAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                         1201 THIRD AVENUE, SUITE 1500

                           SEATTLE, WASHINGTON 98101

                                 March 12, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Washington Mutual, Inc. ("Washington Mutual"), which will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, at 10:00 a.m., Tuesday, April 15, 1997. I look forward to greeting as many of our shareholders as possible.

    At the annual meeting, holders of Washington Mutual common stock will be asked to vote on the following matters: (1) to elect five directors; (2) to approve the 1997 Amended and Restated Restricted Stock Plan; and (3) to ratify the appointment of Deloitte & Touche LLP as the independent auditors for Washington Mutual for 1997. All of these proposals are more fully described in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement. Your Board of Directors believes the proposals are in the best interests of Washington Mutual and its shareholders and, accordingly, recommends that you vote "FOR" each of them.

    In addition to the specific matters to be acted upon, there will be a report on the progress of Washington Mutual and an opportunity to ask questions of general interest to shareholders.

    Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity. If you are planning to attend the annual meeting, we would greatly appreciate it if you would let us know by so indicating in the appropriate place on your proxy.

                                          Sincerely,

                                                        [LOGO]

                                          Kerry K. Killinger

                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                            WASHINGTON MUTUAL, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 15, 1997

                            ------------------------

    The Annual Meeting of Shareholders of Washington Mutual, Inc. ("Washington Mutual") will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, on Tuesday, April 15, 1997 at 10:00 a.m. for the following purposes:

    1. To elect one director to hold office until the 1999 Annual Meeting of Shareholders and four directors to hold office until the 2000 Annual Meeting of Shareholders and, in each case, until his successor is elected and qualified;

    2. To approve the 1997 Washington Mutual Amended and Restated Restricted Stock Plan;

    3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Washington Mutual for 1997; and

    4. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

    All of these proposals are more fully described in the Proxy Statement, which follows. Only holders of shares of Washington Mutual common stock at the close of business on February 28, 1997 are entitled to notice of, and to vote at, this annual meeting, and any and all adjournments thereof.

                                          By Order of the Board of Directors,

                                                       [LOGO]
                                          William L. Lynch

                                          SECRETARY

Seattle, Washington

March 12, 1997

                                    IMPORTANT
    Whether or not you expect to attend in person, we urge you to sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the annual meeting. PROMPTLY SIGNING, DATING AND RETURNING THE PROXY WILL SAVE WASHINGTON MUTUAL THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the Annual Meeting if you desire to do so, as your proxy is revocable at your option in the manner described in the Proxy Statement.

                            WASHINGTON MUTUAL, INC.
                         1201 THIRD AVENUE, SUITE 1500
                           SEATTLE, WASHINGTON 98101

                           --------------------------

                                PROXY STATEMENT

               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 APRIL 15, 1997

                             ---------------------

                      SOLICITATION AND REVOCATION OF PROXY

    The enclosed proxy is solicited by the Board of Directors of Washington Mutual, Inc. (the "Company" or "Washington Mutual") to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. on April 15, 1997, or any adjournments thereof (the "Annual Meeting"). The persons named as proxies are William L. Lynch and Marc R. Kittner. The accompanying Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are being first sent to shareholders on or about March 12, 1997.

    At the Annual Meeting, holders of Washington Mutual common stock, no par value per share (the "Common Stock"), will be asked to elect five directors, one of whom is to hold office until the 1999 Annual Meeting of Shareholders and the other four to hold office until the 2000 Annual Meeting of Shareholders and, in each case, until his successor is elected and qualified. Holders of Common Stock will also be asked to approve the Company's 1997 Amended and Restated Restricted Stock Plan (the "1997 Amended Plan") and to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1997.

    All shares represented by proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. In the absence of voting instructions, the shares of Common Stock will be voted for the nominees for director listed herein and on the proxy, for the 1997 Amended Plan and for the ratification of the Company's independent auditors. A shareholder giving a proxy has the power to revoke it at any time before it is voted. The proxy may be revoked by written notice to the Secretary received at Washington Mutual's offices at 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, before April 15, 1997, or by written notice delivered in person at the Annual Meeting to the Secretary prior to the commencement of the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

    At the close of business on February 28, 1997, there were 126,323,481 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote in each of the matters properly presented at the Annual Meeting. Only shareholders of record at the close of business on February 28, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting.

    The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for purposes of acting on the election of directors, for the approval of the 1997 Amended Plan and for the ratification of the Company's independent auditors.

    Under applicable law and the Company's Articles of Incorporation and Bylaws, and assuming that a quorum is present, in the election of the one director for a term ending in 1999 and the four directors for terms ending in 2000, the persons elected will be the one and four persons, respectively, receiving the largest number of votes cast for the relevant class of directors at the Annual Meeting by shares present in person or by proxy. Assuming a quorum is present, approval of the 1997 Amended Plan and ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1997 each requires that more votes favor the action than oppose it. Abstentions and broker non-votes will have no effect on the vote for approval of the 1997 Amended Plan and ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors in 1997, because they are not considered votes cast. In the election of directors, abstentions and broker non-votes will be counted and will have the same effect as a vote against the nominees.

    In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of the Common Stock and request authority to execute the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. Washington Mutual also intends to employ and pay the fees (estimated to be $4,500) and expenses of D.F. King & Co., Inc., a firm engaged in the business of soliciting the return of proxies. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

                                  INTRODUCTION

    Washington Mutual was formed in August 1994 for the purpose of serving as the holding company of Washington Mutual Savings Bank ("WMSB"), through a plan of reorganization (the "Reorganization"). The Reorganization was consummated on November 29, 1994, and Washington Mutual became the resulting holding company of WMSB's successor, Washington Mutual Bank ("WMB"), and its affiliates. EXCEPT AS OTHERWISE NOTED HEREIN, REFERENCES IN THIS PROXY STATEMENT TO "WASHINGTON MUTUAL" OR THE "COMPANY" REFER TO BOTH (I) WASHINGTON MUTUAL, INC. AND ITS CONSOLIDATED SUBSIDIARIES AFTER THE CONSUMMATION OF THE REORGANIZATION; AND (II) WMSB AND ITS CONSOLIDATED SUBSIDIARIES PRIOR TO THE CONSUMMATION OF THE REORGANIZATION.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets forth information regarding beneficial ownership of Common Stock by each person known to the Company to have owned more than 5% of the outstanding shares of the Common Stock on February 24, 1997. The following is based solely on statements filed with the Securities and Exchange Commission (the "SEC") or other reliable information. Each of the named shareholders has sole voting and investment power with respect to the shares shown, except as noted below.

NAME AND ADDRESS                                           SHARES OF COMMON STOCK    PERCENT OF
OF BENEFICIAL OWNER                                          BENEFICIALLY OWNED         CLASS
---------------------------------------------------------  -----------------------  -------------
Robert M. Bass ..........................................          11,379,576(1)(2)       9.01%
201 Main Street, Suite 3100
Fort Worth, Texas 76102

FMR Corp. ...............................................           6,481,795(3)          5.13%
82 Devonshire Street
Boston, Massachusetts 02109

--------------------------

(1) Includes 1,901,276 shares held in escrow for the benefit of Keystone Holdings Partners, L.P. ("KH Partners") and its transferees pursuant to that certain agreement for merger dated as of July 21, 1996, as amended November 1, 1996, by and among the Company, KH Partners, Keystone Holdings, Inc. and certain of its subsidiaries (the "Merger Agreement"). Pursuant to the Merger Agreement, shares of Common Stock received by KH Partners and a governmental entity were placed in escrow pending the outcome of certain litigation between Keystone Holdings, Inc. and the United States of America. Pursuant to the escrow, KH Partners and its transferees have the sole right to vote the Common Stock received by KH Partners while it is in escrow. KH Partners has distributed such voting rights to its partners in accordance with their sharing percentages, and Mr. Robert M. Bass ("Mr. Bass"), as a limited partner of KH Partners, may therefore be deemed to be the beneficial owner of such 1,901,276 shares as to which voting rights have been distributed to him.

(2) A Schedule 13D was filed by Mr. Bass; Acadia Partners, L.P. ("Acadia"), a Delaware limited partnership; Acadia FW Partners, L.P. ("Acadia FW"), a Delaware limited partnership; Acadia MGP, Inc. ("Acadia MGP"), a Texas corporation; J. Taylor Crandall ("Mr. Crandall"); Capital Partnership, a Texas general partnership ("Capital"); Margaret Lee Bass 1980 Trust, a trust existing under the laws of Texas ("MLBT"); Panther City Investment Company, a Texas corporation ("Panther City"); W. Robert Cotham ("Mr. Cotham"); KH Carl Partners, L.P., a Delaware limited partnership ("KH Carl"); Bernard J. Carl ("Mr. Carl"); Rosecliff New American 1988 Partners, L.P., a Delaware limited partnership ("Rosecliff"); and Daniel J. Doctoroff ("Mr. Doctoroff"). The Schedule 13D indicated that, based on overlapping employment and investment relationships, Mr. Bass, Acadia, Acadia FW, Acadia MGP, Mr. Crandall, Capital, MLBT, Panther City, Mr. Cotham, KH Carl, Mr. Carl, Rosecliff and Mr. Doctoroff may be deemed to constitute a "group" within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934, although the foregoing persons expressly disclaimed that any such "group" exists. Therefore, this number of shares includes only shares owned by Mr. Bass and excludes shares owned by the other foregoing persons.

    Acadia beneficially owns 6,218,004 shares of the Common Stock and based on their relationship to Acadia, each of Acadia FW, Acadia MGP and Mr. Crandall, as President and sole stockholder of Acadia MGP, may also be deemed the beneficial owner of these 6,218,004 shares. Capital owns 1,126,946 shares of the Common Stock and based on their relationship to Capital, each of MLBT, Panther City and Mr. Cotham may also be deemed to be the beneficial owner of these 1,126,946 shares. Rosecliff owns 1,062,535 shares of the Common Stock and Mr. Doctoroff, as sole general partner of Rosecliff, is also deemed to beneficially own these 1,062,535 shares. Mr. Carl beneficially owns 2,298,162 shares of the Common Stock, of which 555,514 shares are owned by KH Carl.

(3) Includes 5,928,815 shares owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp.

                      PRINCIPAL HOLDERS OF PREFERRED STOCK

    The Company knows of no person who owns more than 5% of the outstanding shares of either the 9.12% Noncumulative Perpetual Preferred Stock Series C (the "Series C Preferred"), or the 7.60% Noncumulative Perpetual Preferred Stock (the "Series E Preferred"), as of February 24, 1997.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table and accompanying footnotes provides a summary of the beneficial ownership of the Common Stock, Series C Preferred and Series E Preferred as of February 24, 1997, by (i) directors, (ii) the Company's Chief Executive Officer, (iii) the other executive officers named in the executive compensation table set forth herein and (iv) the directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers. Each of the named directors and officers has sole voting and investment power with respect to the shares shown, except as noted below.

                                                        COMMON STOCK(1)
                                          -------------------------------------------
NAME                                        NUMBER OF SHARES(2)      PERCENT OF CLASS
----------------------------------------  ------------------------   ----------------
Douglas P. Beighle......................          14,520(3)              *
David Bonderman.........................       1,894,141(4)               1.50%
Herbert M. Bridge.......................          22,456(5)              *
J. Taylor Crandall......................       6,549,755(6)               5.19%
Roger H. Eigsti.........................           7,000                 *
John W. Ellis...........................          28,775(7)              *
Daniel J. Evans.........................          15,750(8)              *
Anne V. Farrell.........................           4,000                 *
William P. Gerberding...................           5,835                 *
Kerry K. Killinger......................       1,044,224(9)              *
Lee D. Lannoye..........................          97,153(10)             *
Samuel B. McKinney......................           5,250                 *
Michael K. Murphy.......................           6,750(11)             *
Deanna W. Oppenheimer...................          86,052(12)             *
Louis H. Pepper.........................         255,854(13)             *
William G. Reed, Jr.....................          27,375(14)             *
James H. Stever.........................           9,500(15)             *
Craig E. Tall...........................         266,714(16)             *
S. Liane Wilson.........................         180,062(17)             *
All directors and executive officers as
  a group (22 persons)..................      10,880,947(4)(6)(18)        8.62%

--------------------------

 *  Less than 1%

 (1) Other than as set forth below, none of the above named officers and directors owned any shares of Series C Preferred or Series E Preferred as of February 24, 1997:

                                                                                  PERCENT OF
SERIES C PREFERRED                                           NUMBER OF SHARES       CLASS
-----------------------------------------------------------  -----------------  --------------
  Herbert M. Bridge........................................     200 shares       less than 1%
  James H. Stever..........................................     500 shares       less than 1%
  All directors and executive officers as a group..........     700 shares       less than 1%

                                                                                  PERCENT OF
SERIES E PREFERRED                                           NUMBER OF SHARES       CLASS
-----------------------------------------------------------  -----------------  --------------
  Louis H. Pepper..........................................    1,525 shares      less than 1%
  Herbert M. Bridge........................................     800 shares       less than 1%
  All directors and executive officers as a group..........    2,325 shares      less than 1%

 (2) Includes 3,000 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 by each of Messrs. Beighle, Eigsti, Ellis, Evans, Gerberding, Murphy, Pepper, Reed and Stever; 2,000 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 by each of Dr. McKinney and Mrs. Farrell, and 1,000 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 by Mr. Bridge.

 (3) Includes 1,350 shares held in a Keogh Plan.

 (4) Includes 255,517 shares held in escrow for the benefit of KH Partners and its transferees pursuant to the Merger Agreement. Pursuant to the Merger Agreement, certain shares of the Common Stock were placed in escrow pending the outcome of certain litigation between Keystone Holdings, Inc. and the United States of America. Pursuant to the escrow, KH Partners and its transferees have the sole right to vote such Common Stock received by KH Partners while it is in escrow. KH Partners has distributed such voting rights to its partners in accordance with their sharing percentages, and Mr. Bonderman, as a limited partner of KH Partners, may therefore be deemed to be the beneficial owner of such shares of the Common Stock as to which voting rights have been distributed to him. Includes also 364,810 shares owned by KH Group Management, Inc. ("KH Group"), of which 60,952 shares are held in escrow for the benefit of KH Group and its transferees pursuant to the Merger Agreement. KH Group, as a limited partner of KH Partners, may be deemed to be the beneficial owner of such shares of the Common Stock as to which voting rights have been distributed to it.

 (5) All shares are held jointly with Mr. Bridge's spouse. Mr. Bridge intends to retire as a director effective April 15, 1997.

 (6) Includes 6,218,004 shares beneficially owned by Acadia, including 1,035,891 shares held in escrow for the benefit of KH Partners (see footnote 2 to the table in "Principal Holders of Common Stock" above). Mr. Crandall is the president and sole stockholder of Acadia MGP, which is the managing general partner of Acadia FW, which is the sole general partner of Acadia, which is the direct beneficial owner of these 6,218,004 shares.

 (7) Includes 14,275 shares held in a Keogh plan and 1,500 shares held in trust for the benefit of Mr. Ellis' grandchildren.

 (8) Includes 5,175 shares held jointly with Mr. Evans' spouse and 7,575 shares held in a Keogh Plan, which is part of the Evans Family Revocable Trust, of which Mr. Evans and his spouse serve as co-trustees.

 (9) Includes 463,916 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 and 43,401 shares subject to shareholder approval of the 1997 Amended Plan and to divestiture thereunder if Washington Mutual fails to achieve certain earnings goals.

(10) Includes 32,586 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 and 9,384 shares subject to shareholder approval of the 1997 Amended Plan and to divestiture thereunder if Washington Mutual fails to achieve certain earnings goals.

(11) Includes 1,500 shares held jointly with Mr. Murphy's spouse.

(12) Includes 29,000 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 and 14,076 shares subject to shareholder approval of the 1997 Amended Plan and to divestiture thereunder if Washington Mutual fails to achieve certain earnings goals.

(13) Mr. Pepper is retiring as a director. His term as a director ends upon the election of his successor at the 1997 Annual Meeting of Shareholders.

(14) All shares are held jointly with Mr. Reed's spouse.

(15) Includes 800 shares held in the Stever Family Foundation, for which Mr. Stever is the President, and 4,500 shares that are held jointly with Mr. Stever's spouse.

(16) Includes 94,666 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 and 16,422 shares subject to shareholder approval of the 1997 Amended Plan and to divestiture thereunder if Washington Mutual fails to achieve certain earnings goals.

(17) Includes 81,833 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997 and 16,422 shares subject to shareholder approval of the 1997 Amended Plan and to divestiture thereunder if Washington Mutual fails to achieve certain earnings goals.

(18) Includes, in the aggregate, 754,335 shares issuable pursuant to stock options exercisable within 60 days of February 24, 1997, and 133,722 shares subject to shareholder approval of the 1997 Amended Plan and to divestiture thereunder if Washington Mutual fails to achieve certain earnings goals.

                       PROPOSAL 1. ELECTION OF DIRECTORS

    The Board of Directors of Washington Mutual previously consisted of 13 directors, divided into three classes. On December 20, 1996, the Board of Directors was increased to 15 and two additional directors were appointed to fill the two vacancies. Under Washington law, each of these two appointees serves as a director only until the Annual Meeting. They have been nominated to election to different classes to cause the three classes of directors to be approximately equal in number following the Annual Meeting. Otherwise, the members of each class serve three-year terms, with one class elected annually. The Board of Directors has nominated the one person listed below for election as a director to serve a two-year term ending at the Company's Annual Meeting of Shareholders in 1999 and the four persons listed below for election as directors to serve three-year terms ending at the Company's Annual Meeting of Shareholders in 2000, and when each of their respective successors has been duly elected and qualified. The nominees are:

                                TERM ENDING 1999

                                David Bonderman

                                TERM ENDING 2000

                               J. Taylor Crandall

                               Douglas P. Beighle

                               Kerry K. Killinger

                               Michael K. Murphy

    Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Planning and Nominating Committee of the Board of Directors. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of the five nominees listed above.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                            VOTE "FOR" THE NOMINEES.

DIRECTORS

    The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

                                                                          COMPANY        EXPIRATION OF
NAME                                                         AGE      DIRECTOR SINCE   TERM AS DIRECTOR
-------------------------------------------------------      ---      ---------------  -----------------
Douglas P. Beighle.....................................          64           1989              1997
David Bonderman........................................          54           1997              1997
J. Taylor Crandall.....................................          43           1997              1997
Roger H. Eigsti........................................          54           1992              1999
John W. Ellis..........................................          68           1970              1999
Daniel J. Evans........................................          71           1989              1998
Anne V. Farrell........................................          61           1994              1998
William P. Gerberding..................................          67           1979              1998
Kerry K. Killinger.....................................          47           1988              1997
Samuel B. McKinney.....................................          70           1977              1998
Michael K. Murphy......................................          60           1985              1997
William G. Reed, Jr....................................          58           1970              1999
James H. Stever........................................          53           1991              1999

    Mr. Bonderman is a principal and general partner of TPG, L.P., an investment entity. From 1983 until 1992, Mr. Bonderman was Chief Operating Officer of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a company owned by Robert
M. Bass and principally engaged in investment activities. KH Group, a corporation of which Mr. Bonderman is the sole director and president, is the managing general partner of KH Partners. He is a director of Bell & Howell Company, Inc., an information handling, storage and retrieval company, Carr Realty Co., a real estate investment trust, and Continental Airlines, Inc.

    Mr. Beighle is a Senior Vice President of The Boeing Company. Mr. Beighle also is a director of Puget Sound Power & Light Company.

    Mr. Crandall has been Chief Financial Officer and Vice President of Keystone, Inc. since October 1986, and President of Acadia MGP, which is the managing general partner of Acadia FW, which is the sole general partner of Acadia, an investment partnership, since March 1992. In addition, since August 1989, Mr. Crandall has been a Vice President of National Re Holdings Corp., and he served as Treasurer of that company until June 1990 and has been one of its directors since November 1989. From July 1976 to October 1986, Mr. Crandall was employed by The First National Bank of Boston, where he was Vice President-Corporate Lending at the time of his departure. Mr. Crandall is a director of Bell & Howell Company, Inc. and Specialty Foods Acquisition Corporation.

    Mr. Eigsti has served as the Chairman and Chief Executive Officer of SAFECO Corporation since August 1996 and served as its Chairman, President and Chief Executive Officer from May 1993 to August 1996. Previously, he served at SAFECO Corporation as Executive Vice President and Chief Financial Officer from February 1985 to May 1989, President and Chief Operating Officer from May 1989 to January 1992, and President and Chief Executive Officer from January 1992 to May 1993.

    Mr. Ellis has served as the Chairman and Chief Executive Officer of Baseball Club of Seattle, Inc. since July 1992. Previously, Mr. Ellis served at Puget Sound Power & Light Company as Chairman from 1988 until 1993 and as Chief Executive Officer from 1970 until 1993. Mr. Ellis also serves as a director of Associated Electric & Gas Insurance Service Ltd., SAFECO Corporation and UTILX Corporation.

    Mr. Evans is the Chairman of Daniel J. Evans Associates, consultants on environmental issues. Mr. Evans also serves as a director of Attachmate Inc., Burlington Northern Railroad Company, Flow

International, Puget Sound Power & Light and The TERA Computer Co. and is a member of the Board of Regents of the University of Washington. Mr. Evans previously served as a director of Washington Mutual from 1977 to 1983.

    Mrs. Farrell has served as the President and Chief Executive Officer of The Seattle Foundation, a charitable and educational corporate foundation, since 1984. Mrs. Farrell is a director of Blue Cross of Washington and Alaska.

    Mr. Gerberding serves as a director of SAFECO Corporation and is a member of the board of directors of the Seattle Opera. Mr. Gerberding served as President of the University of Washington from 1979 through 1995.

    Mr. Killinger has been Chairman, President and Chief Executive Officer of Washington Mutual, Inc. since its organization. He has been Chairman of the Board of Directors of WMSB and its successor, WMB, since 1991 and Chief Executive Officer since 1990. Mr. Killinger became an Executive Vice President of WMSB in 1983, a Senior Executive Vice President of WMSB in 1986 and the President and a director of WMSB in 1988.

    Dr. McKinney is the Senior Pastor of Mount Zion Baptist Church in Seattle, Washington.

    Mr. Murphy is the Chairman, President and Chief Executive Officer of CPM Development Corporation, the parent company of Central Pre-Mix Concrete Company and Inland Asphalt Company.

    Mr. Reed is the Chairman of Simpson Investment Company, the holding company for Simpson Paper Company and Simpson Timber Company, forest products companies. Mr. Reed also serves as a director of Microsoft Corporation, SAFECO Corporation and The Seattle Times.

    Mr. Stever retired as the Executive Vice President--Public Policy of US West, Inc. on December 31, 1996, which position he had held since January 1996. He was the Executive Vice President--Public Policy and Human Resources of US West, Inc. from November 1994 to January 1996 and was the Executive Vice President--Public Policy from 1993 until 1994. He was President--Public Policy of US WEST Communications, Inc. from 1990 until 1993 and was President--Business Division from 1988 until 1990.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors of Washington Mutual has an Audit Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), a Loan and Investment Committee and a Planning and Nominating Committee.

    The Audit Committee's function is to meet with management, the internal auditors and the independent auditors to review and evaluate the Company's audited financial statements, internal accounting controls and regulatory examinations and to monitor the Company's compliance with laws, regulations and corporate policy. The Committee currently consists of Messrs. Beighle (Chairman), Eigsti, Evans and Reed. The Audit Committee met five times in 1996.

    The Compensation Committee reviews and approves compensation policies for all employees; approves the salaries, bonuses and equity compensation of all executive and senior officers of Washington Mutual and its subsidiaries; reviews compensation programs and practices for the Chief Executive Officer; and has overall administration of Washington Mutual's compensation, stock option and other equity incentive plans, pension and retirement plans and its other benefit plans and programs. The Committee currently consists of Messrs. Ellis (Chairman), Beighle, Murphy and Stever. The Compensation Committee met four times in 1996.

    The Loan and Investment Committee has supervisory control over all investments in and dispositions of securities and loans, all purchases of real estate and dispositions of property of Washington Mutual. The Committee currently consists of Messrs. Murphy (Chairman), Beighle, Bonderman, Crandall, Eigsti,

Killinger, McKinney, Pepper, Reed and Stever. The Loan and Investment Committee met eight times in 1996.

    The Planning and Nominating Committee monitors Washington Mutual's operating and financial condition, reviews and approves Washington Mutual's strategic and operational plans and programs and assists the Board of Directors in policy making functions. The Committee also recommends persons to fill vacancies on the Board of Directors and reviews the structure and operation of the Board of Directors. Pursuant to the Company's Bylaws, the Committee considers shareholder-recommended nominees for the Board of Directors, provided that such shareholder nominations must be submitted to the Company's Secretary not less than 90 days in advance of the mailing of the Proxy Statement as based on the prior year's mailing date. The Committee currently consists of Messrs. Reed (Chairman), Bridge, Ellis, Evans, Gerberding, Killinger and Pepper. The Planning and Nominating Committee met two times in 1996.

    During 1996, the Company's Board of Directors met 11 times. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees he or she was eligible to attend.

COMPENSATION OF DIRECTORS

    Nonemployee directors are compensated for their services on the Board of Directors and any committees on which they serve. Each nonemployee director is paid an annual retainer fee of $21,000, plus $1,200 for each board meeting and $1,000 for each committee meeting he or she attends, plus travel expenses. The Chairman of the Audit Committee receives an additional annual fee of $5,000; the Chairman of the Compensation Committee receives an additional annual fee of $3,000; the Chairman of the Loan and Investment Committee receives an additional annual fee of $2,000; the Director Liaison to the Washington Mutual Foundation (Mrs. Farrell) receives an additional annual fee of $4,000 and the Chairman of the Planning and Nominating Committee receives an additional annual fee of $1,000. In addition, each of Messrs. Beighle, Bonderman and Ellis has been designated by the Board of Directors to review on a case by case basis with Washington Mutual's management all potential acquisitions presented to them, and each of such directors will receive an additional fee of $5,000 for such special assignment in 1997. Each nonemployee director also receives an automatic annual grant of an option to purchase 1,000 shares of Common Stock. The exercise price of the options is the fair market price of the underlying Common Stock on the date of grant.

    In addition, during 1996 WMB paid Mr. Pepper $25,000 in consulting fees and $20,000 in office support pursuant to the terms of an employment and consulting agreement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 1996, by the Company's Chief Executive Officer and the four most highly paid executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of 1996 (collectively, the "Named Executive Officers").

                                                                                                LONG-TERM COMPENSATION
                                                                                      -------------------------------------------
                                                       ANNUAL COMPENSATION                          SECURITIES
                                             ---------------------------------------   RESTRICTED   UNDERLYING
                                                                      OTHER ANNUAL       STOCK        OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS      COMPENSATION    AWARD($)(1)   GRANTED (#)  COMPENSATION(2)
--------------------------------  ---------  ----------  ----------  ---------------  ------------  -----------  ----------------
Kerry K. Killinger .............       1996  $  560,575  $  372,900     $       0      $  120,000      100,000     $    123,066
  Chairman, President and Chief        1995     509,545     288,000             0         100,000       80,000           49,201
  Executive Officer                    1994     468,789     225,400             0         100,000       45,000           51,172

Craig E. Tall ..................       1996     260,004     130,000             0          35,000       28,000           49,625
  Executive Vice President             1995     235,008     108,000           277          30,000       20,000           20,213
                                       1994     220,000      75,800             0          25,000       12,000           20,740

S. Liane Wilson ................       1996     240,000     130,000             0          35,000       28,000           46,625
  Executive Vice President             1995     205,008     108,000           277          20,000       15,000           16,925
                                       1994     193,626      58,200             0          20,000       10,000           17,915

Deanna W. Oppenheimer ..........       1996     215,004      96,100             0          30,000       22,000           27,879
  Executive Vice President             1995     170,004      57,500           209          15,000       10,000           12,617
                                       1994     132,000      31,400             0          15,000        6,000           10,158

Lee D. Lannoye .................       1996     175,008      64,400             0          20,000       15,000           30,420
  Executive Vice President             1995     155,004      42,200             0          12,500       10,000           11,649
                                       1994     150,000      38,900             0          10,000        6,000           12,840

------------------------

(1) The stock awards reflected in this column were granted pursuant to Washington Mutual's Amended and Restated Restricted Stock Plan. Pursuant to applicable securities regulations, the dollar value of each restricted stock award set forth in the table is based on the fair market value of the Common Stock on the date of grant. The restricted stock awards set forth in this column were granted (i) on February 15, 1994, in the amounts of 4,360 shares, 1,090 shares, 436 shares, 872 shares and 654 shares, (ii) on February 20, 1995, in the amounts of 4,938 shares, 1,482 shares, 617 shares, 988 shares and 741 shares, and (iii) on January 16, 1996 in the amounts of 4,324 shares, 1,261 shares, 720 shares, 1,261 shares and 1,081 shares to Messrs. Killinger, Tall and Lannoye and Ms. Wilson and Ms. Oppenheimer, respectively. The restrictions on all such shares of restricted stock lapse at a rate of 20% per year from the date of grant. Dividends will be paid on the restricted stock during the restricted period. The value of restricted stock set forth in this column includes only stock on which the lapsing of restrictions is based upon criteria other than performance-based criteria. Stock awards granted to the Named Executive Officers that carry restrictions based upon performance conditions are not reflected in this column, but are included in the "Long-Term Incentive Plan Awards Table," which appears elsewhere.

    The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers, excluding shares with respect to which restrictions have lapsed and including shares acquired through the reinvestment of dividends paid on the restricted stock initially awarded, based on the value of the Common Stock as of the close of trading on December 31, 1996, is set forth in the table below:

                                                                    NUMBER         VALUE AT
NAME                                                               OF SHARES   DECEMBER 31, 1996
----------------------------------------------------------------  -----------  -----------------
Kerry K. Killinger..............................................      54,858     $   2,376,037
Craig E. Tall...................................................      19,679           852,347
S. Liane Wilson.................................................      19,120           828,135
Deanna W. Oppenheimer...........................................      16,238           703,308
Lee D. Lannoye..................................................      10,929           473,362

(2) The amounts shown in this column include the following:

    (a) Profit sharing and Company matching contributions under the Company's Retirement Savings and Investment Plan during fiscal 1996 of $9,000 for each of Messrs. Killinger, Lannoye and Tall and Ms. Oppenheimer and Ms. Wilson.

    (b) Allocations under the Company's Supplemental Employee Retirement Plan (the "SERP") during fiscal 1996 of $58,661, $13,033, $25,725, $18,879 and
       $24,325 to the account of Messrs. Killinger, Lannoye and Tall and Ms. Oppenheimer and Ms. Wilson, respectively. The SERP is a nonqualified plan of deferred compensation to provide benefits that exceed certain limits imposed by federal tax laws on benefit accruals under the Company's Cash Balance Pension Plan (the "Pension Plan") and Retirement Savings and Investment Plan.

    (c) Allocations under the Supplemental Executive Retirement Accumulation Plan during fiscal 1996 of $53,280, $8,388, $14,900, $0 and $13,300 to the account of Messrs. Killinger, Lannoye and Tall and Ms. Oppenheimer and Ms. Wilson, respectively. The purpose of this plan is to provide retirement benefits for certain executive employees of the Company and its affiliates.

    (d) An award under the Company's Employee Service Award Plan in the amount of $2,126 was paid to Mr. Killinger during fiscal 1996. This award was based on the number of years of continuous employment with the Company.

GRANTS OF STOCK OPTIONS IN 1996

    The following table sets forth information on stock option grants during fiscal 1996 to the Named Executive Officers. Options granted in December 1996 were granted in connection with each recipient's 1997 compensation.

                                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                                     AT ASSUMED ANNUAL RATES OF
                                                                                                      STOCK PRICE APPRECIATION
                                        NUMBER OF      PERCENT OF                                       FOR TEN YEAR OPTION
                                       SECURITIES     TOTAL OPTIONS                                           TERM(2)
                                       UNDERLYING      GRANTED TO        EXERCISE                    --------------------------
                                         OPTIONS      EMPLOYEES IN         PRICE       EXPIRATION         5%           10%
NAME                                   GRANTED(1)      FISCAL YEAR       ($/SHARE)        DATE           ($)           ($)
-------------------------------------  -----------  -----------------  -------------  -------------  ------------  ------------
Kerry K. Killinger...................     100,000              10%       $   27.75     01/16/2006    $  1,745,183  $  4,422,635
                                          135,000              13           42.625     12/20/2006       3,618,896     9,170,992

Craig E. Tall........................      28,000               3            27.75     01/16/2006         488,651     1,238,338
                                           40,000               4           42.625     12/20/2006       1,072,265     2,717,331

S. Liane Wilson......................      28,000               3            27.75     01/16/2006         488,651     1,238,338
                                           40,000               4           42.625     12/20/2006       1,072,265     2,717,331

Deanna W. Oppenheimer................      22,000               2            27.75     01/16/2006         383,940       972,980
                                           30,000               3           42.625     12/20/2006         804,199     2,037,998

Lee D. Lannoye.......................      15,000               1            27.75     01/16/2006         261,777       663,395
                                           20,000               2           42.625     12/20/2006         536,133     1,358,665

------------------------

(1) Each of the options reflected in this table was granted to the respective Named Executive Officer pursuant to Washington Mutual's 1994 Stock Option Plan. The exercise price of each option is equal to the fair market value of Common Stock on the date of grant. The options have a 10-year term and vest over three years. The exercise price may be paid in cash or in previously owned shares of Common Stock.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the SEC and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

    The following table sets forth information on the exercise of stock options during fiscal 1996 by each of the Named Executive Officers and the value of unexercised options at December 31, 1996.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                    SHARES                         OPTIONS                IN-THE-MONEY OPTIONS
                                   ACQUIRED      VALUE      AT FISCAL YEAR END (#)       AT FISCAL YEAR END ($)
                                  ON EXERCISE  REALIZED   --------------------------  ----------------------------
NAME                                  (#)         ($)     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  -----------  ---------  -----------  -------------  -------------  -------------
Kerry K. Killinger..............           0           0     388,917        303,333   $  12,042,065   $ 3,190,799
Craig E. Tall...................           0           0      74,667         85,333       2,145,979       853,819
S. Liane Wilson.................           0           0      64,166         81,334       1,811,608       763,050
Deanna W. Oppenheimer...........      19,225     563,770      16,333         60,667         348,886       558,296
Lee D. Lannoye..................      12,081     277,639      22,252         43,667         571,366       442,484

LONG-TERM INCENTIVE PLAN AWARDS TABLE

    In December 1996, the Compensation Committee approved performance based awards of restricted stock to approximately 40 officers, including Messrs. Killinger, Lannoye and Tall and Ms. Oppenheimer and Ms. Wilson. The restrictions on these awards will lapse only upon the Company's achievement of certain targeted levels of cumulative return on common stockholders' equity ("ROCE"). The performance-based awards that were granted to the Company's nine executive officers are subject to the shareholders' adoption of the 1997 Amended Plan.

    The performance-based restricted stock awards were introduced because the Compensation Committee believes that (i) conditioning the lapse of restrictions on awards of restricted stock on achievement of certain specified goals of ROCE will promote increased shareholder value and (ii) that performance-based restricted stock awards will lead to the attainment of more appropriate levels of long-term incentive awards. The following table sets forth information on the awards of restricted stock during fiscal 1996 to each of the Named Executive Officers that include performance-based conditions to the lapsing of restrictions.

                                                                          PERFORMANCE PERIOD
                                                                                 UNTIL
                                                            NUMBER OF        MATURATION OR
NAME                                                         SHARES           PAYMENT(1)
---------------------------------------------------------  -----------  -----------------------
Kerry K. Killinger.......................................      43,401          2000-2002
Craig E. Tall............................................      16,422          2000-2002
S. Liane Wilson..........................................      16,422          2000-2002
Deanna W. Oppenheimer....................................      14,076          2000-2002
Lee D. Lannoye...........................................       9,384          2000-2002

------------------------

(1) The five-year performance measurement period commences on January 1, 1997 and ends on December 31, 2001. One-third of the shares vest on April 1, 2000 if the cumulative ROCE for the three preceding fiscal years equals or exceeds the target. Two-thirds of the shares vest on April 1, 2001 (regardless of whether any of the shares vested on April 1, 2000) if the cumulative ROCE for the four preceding fiscal years equals or exceeds the target. All of the shares vest on April 1, 2002 (regardless of whether any of the shares previously vested) if the cumulative ROCE for the preceding five fiscal years equals or exceeds the target. In addition, if the cumulative ROCE for the relevant number of preceding fiscal years on April 1, 2000, 2001 or 2002 is below the target but in excess of a minimum threshold, then there will be pro rata vesting. Pro rata vesting will be based on a 10% reduction in the total number of shares subject to vesting on such date for every 1% the cumulative ROCE for the relevant measurement period is below the target.

                          PENSION PLANS AND AGREEMENTS

CASH BALANCE PENSION PLAN

    Pursuant to the terms of the Cash Balance Pension Plan (the "Pension Plan"), participants annually receive benefit credits based upon eligible compensation and interest credits on current and prior benefit accruals. Through December 31, 1994, the Pension Plan annually credited each participant with 3% of total eligible cash compensation. Beginning January 1, 1995, the crediting rate is based on years of service with Washington Mutual. For service up to four years, the benefit credit is 2.5%; for service from five to nine years, the benefit credit is 3%; for 10 or more years, the benefit credit is 4%. Eligible compensation includes base salary, incentive payments, bonuses and overtime. Effective October 1, 1995, the Pension Plan annually credits interest on all benefit accruals at the rate quoted for the yield on U.S. government securities adjusted to a constant maturity of 30 years at the beginning of each Pension Plan year. The interest credit rate for 1996 was 6.06%. Participants may elect to receive, at the time of termination, a lump sum distribution of their vested balances or an annuitized payment from the Pension Plan's Trust Fund.

The Pension Plan complies with ERISA. In general, all employees become eligible to participate in the Pension Plan beginning with the quarter following completion of one year of service with Washington Mutual during which they work a minimum of 1,000 hours. An employee's balance in the Pension Plan becomes vested at a graduated rate after two years of service, with full vesting after five years of active service. There are no employee contributions to the Pension Plan.

    The following is an estimate of annual benefits payable upon retirement at normal retirement age to each of the Named Executive Officers under the Pension Plan. These projections are based on an average interest crediting rate of 6.5%.

                                                                ESTIMATED ANNUAL
                                                            BENEFITS AT 65 YEARS OF
NAME                                                                  AGE
----------------------------------------------------------  ------------------------
Kerry K. Killinger........................................         $   48,400
Craig E. Tall.............................................             33,740
S. Liane Wilson...........................................             24,525
Deanna W. Oppenheimer.....................................             65,961
Lee D. Lannoye............................................              9,998

RELATED PARTY TRANSACTIONS

    Murphey Favre has contracted with a third party to make margin accounts available to its customers. In this contract, Murphey Favre had previously indemnified the third party against any loss arising out of such margin accounts. This indemnification arrangement ceased as of December 2, 1996. Prior to such date, each of Messrs. Killinger, Tall and Lannoye and Ms. Wilson had a margin account pursuant to that arrangement.

EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

    Washington Mutual has entered into an employment agreement with Mr. Killinger for a term that continues until terminated in accordance with the terms of the agreement. Mr. Killinger's agreement provides for a 1997 annual salary of $800,000. Upon termination other than for cause, upon termination for any reason upon or within three years after a change in control, or upon resignation for good cause upon or within three years after a change in control, the agreement provides for a payment of three times Mr. Killinger's total annual compensation (excluding grants of stock options or restricted stock), acceleration of all outstanding, unvested options and, subject to certain conditions, acceleration of the lapsing of restrictions on restricted stock. In addition, Mr. Killinger entered into a deferred bonus arrangement with Washington Mutual pursuant to which certain deferred bonus amounts and accrued interest thereon are payable to Mr. Killinger upon death, resignation or retirement. As of December 31, 1996, the accrued benefits under such arrangement totaled $117,926.

    Messrs. Tall and Lannoye and Ms. Oppenheimer and Ms. Wilson have at-will employment agreements with Washington Mutual that provide for 1997 salaries in the amounts of $300,000, $200,000, $275,000 and $280,000, respectively. In addition, upon termination or resignation for good cause upon or within three years after a change in control, the agreements require payment in an amount equal to three times the respective executive's total annual compensation (excluding grants of stock options or restricted stock), acceleration of all outstanding, unvested options and, subject to certain conditions, acceleration of the lapsing of restrictions on restricted stock.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

OVERVIEW

    As part of its duties, the Compensation Committee of the Board of Directors develops and administers Washington Mutual's executive and senior management compensation programs, makes awards of restricted stock and stock options, and establishes and administers annual and long-term incentive compensation plans for executive and senior management. The Compensation Committee also makes recommendations to the Board of Directors with respect to the compensation philosophy, program and practices for the Chief Executive Officer of Washington Mutual, including annual and long-term incentive compensation plans. The compensation of Washington Mutual's executive officers for 1996 consisted of a combination of base salary, restricted stock awards under Washington Mutual's existing Amended and Restated Restricted Stock Plan, cash bonus awards, and option grants under Washington Mutual's 1994 Stock Option Plan (the "Stock Option Plan"). The Compensation Committee is comprised of independent directors, none of whom is or has been an employee of Washington Mutual. The Compensation Committee employs an independent compensation consultant to assist it in its deliberations.

COMPENSATION POLICY

    In determining the compensation for a particular executive officer or senior manager, the Compensation Committee is guided by the following objectives:

    - Attracting and retaining highly qualified officers by maintaining competitive compensation packages for officers;

    - Motivating those officers to achieve and maintain superior performance levels;

    - Maintaining compensation packages that are equitable relative to efforts, skills and responsibility of the officer when compared to other positions in Washington Mutual; and

    - Making a significant portion of each officer's total compensation package at risk and dependent on Company performance and creation of long-term shareholder value.

    The Compensation Committee believes that total compensation for executive officers and senior managers should be sufficiently competitive with compensation paid by financial institutions of a similar size, lines of business, geographic dispersion and market place position to Washington Mutual so that the Company can attract and retain qualified officers who will contribute to Washington Mutual's long-term success. The Compensation Committee's independent compensation consultant provides the Compensation Committee with a market survey of such information for use in its deliberations. Nine of the companies included in this market survey are also included in the Standard & Poor's ("S&P") Financial Index used in the stock performance graph located elsewhere in this Proxy Statement. The compensation survey group differs from the S&P Financial Index group in that it includes a larger number of thrift institutions and also more regional commercial banks that approximate the asset size of the Company. Base salary, target bonus, and restricted stock awards are combined to provide targeted pay at median market levels for each position. Generally, total compensation is set at a slight discount to that market target.

    Compensation payments in excess of $1 million to the Chief Executive Officer or the Company's other four most highly compensated executive officers are subject to a limitation on deductibility for Washington Mutual under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. The Company's Stock Option Plan and the Bonus and Incentive Plan for Executive Offices and Senior Management (the "Bonus Plan") comply with the provisions of Section 162(m) so that stock option awards under the Stock Option Plan and cash bonuses granted under the Bonus Plan qualify for the performance-based exception to the

$1 million limitation on deductibility of compensation payments. In addition, if approved by the shareholders, Section 6.6 of the Company's 1997 Amended Plan will comply with the provisions of Section 162(m) so that grants of restricted stock made under that Section will qualify for the performance-based exception to the $1 million limitation on deductibility. The Compensation Committee does not expect compensation in 1996, other than stock options and cash bonuses, to its Chief Executive Officer or any other executive officer to be in excess of $1 million.

SALARY

    Individual performance of the executive officers is evaluated based on performance reviews by the Chief Executive Officer. The evaluations qualitatively review the significance of the position and the experience and contribution of the officer, based on an assessment of each officer's management skills, judgment and support of corporate values and priorities. The Compensation Committee sets base salary levels for the executive officers, and recommends to the Board of Directors a base salary level for the Chief Executive Officer, based primarily on the market data provided by its outside consultant and the performance of each executive officer for the previous year. The Compensation Committee then determines the closest comparable position in the market data and adjustments are made to the recommended target based on specific job responsibilities within the Company and the individual performance review. The base salary component is intended to be slightly below market median salaries.

RESTRICTED STOCK

    For 1996 the Compensation Committee used grants of restricted stock as a component of compensation to provide a long-term incentive for creation of shareholder value and to encourage the recipient to remain at Washington Mutual. This component of total compensation was combined with the base salary and cash bonus components and is compared to the market salary as disclosed by market surveys. The Compensation Committee also evaluates the attainment of previously established financial and business goals and key performance indicators that are long-term determinants of shareholder value, including return on average assets and operating efficiency, in determining the grant of restricted stock to individual executive officers. As a part of their 1996 compensation, Mr. Lannoye, Ms. Oppenheimer, Mr. Tall and Ms. Wilson received grants of 720, 1,081, 1,261, and 1,261 shares of restricted stock, respectively. The restrictions on these shares of restricted stock lapse over a five-year period, with the restrictions on 20% of such shares lapsing in each year.

    The Compensation Committee also, from time to time, uses additional grants of restricted stock to recognize individual performance and provide a long term incentive for creation of shareholder value. In December 1996, the Compensation Committee approved performance-based grants of restricted stock to approximately 40 officers, including Mr. Lannoye, Ms. Oppenheimer, Mr. Tall and Ms. Wilson. The restrictions on these shares of restricted stock lapse over a five-year period in years 3, 4 and 5 only if the Company achieves certain targeted levels of cumulative return on common stockholders' equity, a measure of shareholder value. The number of shares of performance-based restricted stock awarded in 1996 as compensation for 1997 to Mr. Lannoye, Ms. Oppenheimer, Mr. Tall and Ms. Wilson was 9,384, 14,076, 16,422 and 16,422, respectively. These awards are subject to shareholder approval of the 1997 Amended Plan.

CASH BONUS AWARD

    Each year, in its determination of bonuses for executive officers, the Compensation Committee first identifies a target bonus based on the market survey provided by its outside consultant (the "Target Bonus"). The Target Bonus is set based on market data regarding competitive levels for bonuses. Executive officers are entitled to receive some percentage of the Target Bonus based on the Company's achievement of established business goals that are long-term determinants of shareholder value. For 1996, 60% of the Target Bonus depended on Washington Mutual achieving its goal for return on average assets and 40% depended on achieving its goal for operating efficiency. No bonus would be paid if Washington Mutual did not achieve an established minimum return on average assets. Executive officers could receive up to 150% of their Target Bonus if Washington Mutual exceeded its business targets, which is indicative of the creation of long-term shareholder value. For 1996, executive officers received 113% of their Target Bonuses. For 1997, the Compensation Committee has adopted business goals for the Bonus Plan that base 60% of the Target Bonus on cumulative return on common stockholders' equity and 40% on operating efficiency.

STOCK OPTIONS

    Awards of stock options under Washington Mutual's Stock Option Plan are designed to provide long-term incentives for executive officers that are directly linked to the enhancement of long-term shareholder value. The Compensation Committee selects the executive officers who will receive stock options and determines the number of shares subject to each option. The size of the individual option grants is generally intended to reflect an officer's position within Washington Mutual and his or her performance and contributions to the Company. In determining the size of the option grant, the Compensation Committee also analyzes the value of the options using an option valuation methodology, the number of option grants outstanding, and the number of options previously exercised. Based on these factors, as compensation for 1996 Mr. Lannoye, Ms. Oppenheimer, Mr. Tall, and Ms. Wilson received options to purchase 15,000, 22,000, 28,000 and 28,000 shares, respectively. In December 1996 as compensation for 1997, Mr. Lannoye, Ms. Oppenheimer, Mr. Tall and Ms. Wilson received options to purchase 20,000, 30,000, 40,000 and 40,000 shares, respectively.

CEO COMPENSATION

    Compensation for Washington Mutual's Chief Executive Officer, Mr. Killinger, was determined based on the same general policies and criteria as the compensation for the other executive officers. Mr. Killinger's base salary, target bonus and restricted stock grant for 1996 were set after review of the outside consultant's market survey. Based in part on the financial and operating results of Washington Mutual in fiscal 1995 and the Company's 1995 financial and business plans, Mr. Killinger's base salary for 1996 was increased by 9% and he received 4,324 shares of restricted stock for which restrictions lapse over five years. In December 1996 as compensation for future services, Mr. Killinger received 43,401 shares of restricted stock for which restrictions lapse only upon the Company's achievement of targeted levels of cumulative return on common stockholders' equity. This award is subject to shareholder approval of the 1997 Amended Plan. Based on the factors set out in "Cash Bonus Award," Mr. Killinger received 113% of his Target Bonus for 1996.

    In evaluating Mr. Killinger's performance, the Compensation Committee uses both quantitative and qualitative criteria such as Washington Mutual's financial performance, which is indicative of the creation of shareholder value; capital strength; asset quality; operating efficiency; expansion during the previous year; the resulting size and quality of the organization; Mr. Killinger's leadership of the Company; and his industry and community leadership. The Compensation Committee's assessment of Mr. Killinger's performance was reviewed with the Board of Directors. In determining the size of Mr. Killinger's option grant, the Compensation Committee reviews the market survey provided by its outside consultant. Based on these considerations, as compensation for 1996, Mr. Killinger was awarded an option to purchase 100,000 shares. The Compensation Committee concluded that Mr. Killinger's performance in 1996 fully supported the total compensation awarded. In December 1996 as compensation for 1997, Mr. Killinger was awarded an option to purchase 135,000 shares.

                                          John W. Ellis, Chairman
                                          Douglas P. Beighle
                                          Michael K. Murphy
                                          James H. Stever

                               PERFORMANCE GRAPH

    The following two graphs compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on Washington Mutual Common Stock against the cumulative total return of the S&P 500 Composite Index and the S&P Financial Index since 1991 and since Washington Mutual first became a publicly traded company on March 11, 1983, respectively. The graphs assume that $100 was invested on, respectively, December 31, 1991 and March 11, 1983 in each of the Company Common Stock, the S&P 500 Composite Index and the S&P Financial Index, and that all dividends were reinvested. Management of Washington Mutual cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG THE COMMON STOCK OF WASHINGTON
                         MUTUAL, THE S&P 500 COMPOSITE
                       INDEX, AND THE S&P FINANCIAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           DEC 91     DEC 92     DEC 93     DEC 94     DEC 95     DEC 96
WASHINGTON MUTUAL              $100       $153       $168       $121       $215       $332
S&P 500 INDEX                   100        108        118        120        165        203
S&P FINANCIAL INDEX             100        123        137        132        204        275

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              WASHINGTON MUTUAL       S&P 500 INDEX      S&P FINANCIAL INDEX
Mar 83                         $100              $100                      $100
Dec 83                          106               111                        99
Dec 84                           93               118                       108
Dec 85                          137               156                       155
Dec 86                          281               185                       167
Dec 87                          264               194                       139
Dec 88                          269               226                       164
Dec 89                          365               298                       218
Dec 90                          245               289                       171
Dec 91                          699               376                       258
Dec 92                        1,066               405                       318
Dec 93                        1,172               445                       353
Dec 94                          849               451                       340
Dec 95                        1,505               621                       524
Dec 96                        2,319               763                       709

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Washington Mutual's directors, executive officers and beneficial owners of more than 10% of any registered class of Washington Mutual equity securities are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on its review of copies of these reports and on written representations from certain reporting persons, Washington Mutual believes that during fiscal year 1996, such SEC filing requirements were complied with, except that the report on Form 5 for 1995 was filed one day late by each of Kerry K. Killinger, Deanna W. Oppenheimer, Craig E. Tall and Douglas G. Wisdorf.

  PROPOSAL 2. APPROVAL OF THE 1997 AMENDED AND RESTATED RESTRICTED STOCK PLAN

    Subject to approval by the shareholders, the Board of Directors has adopted the 1997 Amended Plan, a copy of which is attached as an appendix to this proxy statement. Pursuant to the 1997 Amended Plan, employees, consultants, advisors of the Company and its consolidated subsidiaries and members of the Company's Board of Directors ("Participants") may be awarded shares of restricted stock at the discretion of a committee comprised of two or more non-employee members of the Board of Directors (the "Committee"). The 1997 Amended Plan amends and restates the existing Amended and Restated Restricted Stock Plan (the "1994 Plan").

KEY DIFFERENCES FROM THE EXISTING 1994 PLAN

    The 1997 Amended Plan is intended to provide the Committee with greater flexibility and discretion in making determinations regarding qualification for an award of restricted stock and the terms and conditions of such an award. The 1994 Plan limited participation to employees of the Company. Under the terms of the 1997 Amended Plan, the Committee may grant awards to the Company's directors, advisors and consultants as well.

    The 1994 Plan provides that the restrictions for each award of restricted stock lapse over a period of five years according to one of two schedules set out in the 1994 Plan. Under the 1997 Amended Plan, the Committee will have discretion to determine in each case the basis upon which restrictions on a particular award will lapse, which basis may or may not be tied solely to length of continued employment. Furthermore, unlike the 1994 Plan, the Committee will be granted discretion to accelerate or otherwise modify the lapsing of restrictions on an outstanding award of restricted stock, without regard to the five-year schedules set out in the 1994 Plan.

    In addition, under Section 6.6 of the 1997 Amended Plan, the Committee will have the discretion to grant awards of restricted stock in which the restrictions will lapse based on the Company's achievement of certain performance objectives. If the shareholders approve the 1997 Amended Plan (including the business criteria on which the performance goals under Section
6.6 of the 1997 Amended Plan will be based), restricted stock awarded under
Section 6.6 of the 1997 Amended Plan generally will qualify as performance based compensation that may be deducted by Washington Mutual without limitation in amount under federal tax law.

    The 1997 Amended Plan also gives the Committee authority generally to amend or terminate the 1997 Amended Plan, provided that the shareholders must approve any amendment that changes the aggregate number of shares that may be issued pursuant to restricted stock grants or the maximum number of shares of restricted stock that may be granted to any Participant in any calendar year.

    The 1994 Plan has been used primarily to give awards to senior management of the Company. As of February 24, 1997, 332,862 shares remained available for grant. Since the 1994 Plan was adopted, the Company has grown substantially, more than tripling in size, and the number of persons who are considered senior managers has increased as well. Because the Company believes grants of restricted stock are a valuable component of compensation, providing a long-term incentive for the creation of shareholder value and encouraging employee recipients to remain at Washington Mutual, the Company intends to expand the number of Participants who have the opportunity to receive awards of restricted stock under the 1997 Amended Plan. Therefore, the Board of Directors proposes that the maximum aggregate number of shares that may be issued pursuant to awards under the 1997 Amended Plan (including all predecessor Plans) will be increased by 700,000 shares (to 1,383,415), which would increase the number of shares available to be granted to approximately 1,000,000 shares.

    The 1997 Amended Plan, if approved, will provide the Committee greater flexibility to establish different time and performance conditions required to be satisfied for restrictions on restricted stock awards under the 1997 Amended Plan to lapse. The Board of Directors believes that this flexibility will help the Company better match the awards of restricted stock with the contributions made by Participants to the success of the Company and will enable the Company to better motivate Participants to work for the Company's future success. The Board of Directors believes that the previously granted restricted stock, which is a part of the Company's compensation plan, has helped the Company to motivate and focus the attention of key employees on the long-term performance and success of the Company and that it is in the best interests of the Company and its shareholders to approve the 1997 Amended Plan as proposed.

    The following description of the Company's 1997 Amended Plan is qualified in its entirety by and subject to the terms and conditions of the 1997 Amended Plan as set forth in Appendix A following this proxy statement.

PURPOSE

    The purpose of the 1997 Amended Plan is to advance the interests of the Company, to provide a performance incentive and to align the interests of Participants with those of the Company and its shareholders through increased stock ownership by Participants.

ADMINISTRATION

    The 1997 Amended Plan will be administered, construed and interpreted by the Committee. Members of the Committee will be members of the Board of Directors and cannot be employees of the Company or its subsidiaries. Consistent with the terms of the 1997 Amended Plan, the Committee will select the persons to whom awards of restricted stock will be made, the number of shares of restricted stock awarded and other terms and conditions of the award of restricted stock.

ELIGIBILITY

    All members of the Company's Board of Directors and all employees, consultants and advisors of the Company and its affiliates are eligible to participate in the 1997 Amended Plan. The Committee has discretion to determine which eligible Participants are to receive awards of restricted stock. Any award granted under the 1997 Amended Plan will be evidenced by an agreement subject to all applicable provisions of the 1997 Amended Plan. As in the 1994 Plan, the maximum number of shares of common stock that may be awarded under the 1997 Amended Plan to any Participant in any calendar year is 150,000.

SHARES AVAILABLE FOR AWARD

    The maximum aggregate number of shares of stock that may be issued pursuant to the 1997 Amended Plan will be increased by 700,000 shares (to 1,383,415) so that approximately 1,000,000 shares will be available for future issuance as of February 24, 1997, subject to increases and adjustments for stock dividends, stock splits and other events as provided in the 1997 Amended Plan.

IMPORTANT TERMS AND CONDITIONS OF THE 1997 AMENDED PLAN

    Awards made under the 1997 Amended Plan are subject to the following terms and conditions:

    PARTICIPATION. In general, members of the Company's Board of Directors and all employees, consultants and advisors of Washington Mutual and its affiliates are eligible to participate. The Committee has discretion to determine, from time to time, which eligible employees will be granted awards under the 1997 Amended Plan.

    GENERAL RESTRICTIONS. Participants are not permitted to: (i) sell, transfer, pledge (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or assign shares of restricted stock awarded (or purchased through dividend or distribution reinvestment) under the 1997 Amended Plan, (ii) receive cash payment of any dividends or distributions made in respect of restricted stock, or (iii) receive a stock certificate representing restricted stock, until, in each case, the restrictions stated in the Participant's agreement lapse. Subject only to these restrictions, a Participant otherwise enjoys all of the rights of a shareholder of Common Stock, including the right to vote shares of restricted stock.

    PERFORMANCE-BASED RESTRICTIONS. The lapsing of restrictions on restricted stock awarded pursuant to Section 6.6 of the 1997 Amended Plan will be based on the extent of Washington Mutual's achievement of financial performance targets established by the Committee. The performance targets will be based on one or more of the following business criteria: return on average assets, return on average common stockholders' equity, efficiency ratio (ratio of other expense to the sum of other income and net interest income), and return on Washington Mutual's investment in any affiliate of Washington Mutual. The selection of which one or more of the four business criteria will be used, and if more than one criteria is selected, the weight assigned to each, will be determined by the Committee. The first three business criteria have the meanings used in Washington Mutual's financial statements and annual reports. The business criteria and performance targets are subject to adjustments the Committee may establish to exclude extraordinary items.

    MAXIMUM AMOUNT OF INDIVIDUAL AWARDS. As in the 1994 Plan, the maximum number of shares of restricted stock that may be awarded to any Participant under the 1997 Amended Plan in any calendar year is 150,000.

    SHAREHOLDER APPROVAL.  With respect to awards of restricted stock made under
Section 6.6 of the 1997 Amended Plan (including awards granted under the 1994 Plan that the Committee determines shall be treated as if granted under Section
6.6 of the 1997 Amended Plan), no stock will be issued until after the above terms are approved by Washington Mutual's shareholders.

    RETIREMENT. In the event of a Participant's retirement from the Company and its affiliates or a Participant's death or permanent disability after the Participant has attained age 60, all remaining restrictions on such Participant's restricted stock that relate solely to the Participant's length of service with the Company or an affiliate automatically are waived. Other restrictions (such as performance-based restrictions in awards issued pursuant to Section 6.6 of the 1997 Amended Plan) generally are not affected.

    LAPSE OF RESTRICTIONS. The Committee has full discretion to establish the schedule and terms under which restrictions associated with each grant of restricted stock will lapse, including the authority to choose one of two five-year schedules set out in the 1997 Amended Plan, to establish a shorter or longer period for the lapsing of restrictions on any award, and to impose performance-based goals that must be achieved for restrictions to lapse. The restrictions selected by the Committee are set out in agreements governing the terms of each award. The Committee also has full discretion to accelerate or otherwise modify the basis upon which the restrictions on any award granted under the 1997 Amended Plan or any predecessor plan will lapse, provided that the consent of the Participant must be obtained for any modification that reduces the benefits to the Participant.

    BIFURCATION. The Committee also has full discretion to bifurcate the 1997 Amended Plan so as to restrict, limit or condition the use of certain provisions of the Restricted Stock Plan by Participants who are "covered employees" under
Section 162(m) of the Code, without so restricting, limiting or conditioning the 1997 Amended Plan with respect to other Participants.

AMENDMENT AND TERMINATION

    The Committee may amend or terminate the 1997 Amended Plan at any time. However, any amendment that would have a material adverse effect on the rights of a Participant under an outstanding award is not valid with respect to such award without the Participant's consent. The Committee may not increase the aggregate number of shares that may be awarded under the 1997 Amended Plan or the maximum number of shares with respect to which any Participant may be granted awards in any calendar year without approval of the holders of a majority of the shares of Common Stock of the Company present at a meeting of shareholders at which such approval is sought.

FEDERAL INCOME TAX CONSEQUENCES

    Common Stock awarded under the 1997 Amended Plan is generally taxable to the recipient at the time that all of the restrictions on any portion of such awards lapse, based upon the fair market value of such stock at the time of the lapse. Alternatively, a recipient may make an election pursuant to Section 83(b) of the Code within 30 days of the date of the award to elect to include in gross income for the current taxable year the fair market value of such stock as of the date of the award. Such election must be filed with the Internal Revenue Service within 30 days of the date of the restricted stock grant. The Company will be allowed a tax deduction for federal income tax purposes as a compensation expense equal to the amount of ordinary income recognized by the recipient of the restricted stock at the time the recipient recognizes taxable ordinary income.

SHAREHOLDER APPROVAL

    The affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting is required to approve the 1997 Amended Plan. Approval of the 1997 Amended Plan by the shareholders will (i) enable awards of restricted stock made pursuant to Section 6.6 of the 1997 Amended Plan to qualify as performance-based compensation that may be deducted by the Company without limitation in amount under federal tax law and (ii) enable the 1997 Amended Plan to meet the requirements for listing of these shares of stock on the National Market tier of The Nasdaq Stock Market. If the 1997 Amended Plan is not approved by the shareholders, the 1994 Plan will continue to be used.

OTHER INFORMATION

    In January 1996 as compensation for 1996, the Committee approved the award of restricted stock to certain executive officers of the Company. Restrictions on such shares lapse over five years provided the executive officer remains an employee of the Company ("Time-Based Awards"). In December 1996 as part of 1997 compensation, the Committee approved the award of restricted stock on which the restrictions lapse in years 3, 4 and 5 only if the Company's achieves targeted levels of cumulative return on common stockholders' equity ("Performance-Based Awards"). The Performance-Based Awards granted to the nine executive officers are subject to shareholder approval of the 1997 Amended Plan. See "Executive Compensation--Long-Term Incentive Plan Awards Table." The following table sets forth the Time-Based and Performance-Based Awards that were made in 1996 to (i) the Company's Chief Executive Officer, (ii) the other executive officers named in the executive compensation table set forth herein, (iii) all current executive officers as a group and (iv) all non-executive officers as a group. Directors who are not executive officers did not receive any awards of restricted stock:

                                                            TIME-BASED                    PERFORMANCE-BASED
                                                  -------------------------------  -------------------------------
NAMED EXECUTIVE OFFICERS                          DOLLAR VALUE  NUMBER OF SHARES   DOLLAR VALUE  NUMBER OF SHARES
------------------------------------------------  ------------  -----------------  ------------  -----------------
Kerry K. Killinger
  Chairman, President and Chief Executive
  Officer.......................................  $    120,000          4,324      $  1,850,000          43,401

Craig E. Tall
  Executive Vice President......................  $     35,000          1,261      $    700,000          16,422

S. Liane Wilson
  Executive Vice President......................  $     35,000          1,261      $    700,000          16,422

Deanna W. Oppenheimer
  Executive Vice President......................  $     30,000          1,081      $    600,000          14,076

Lee D. Lannoye
  Executive Vice President......................  $     20,000            720      $    400,000           9,384

All Executive Officers as a group (9 persons)...  $    287,500         10,358      $  5,700,000         133,722

All Non-Executive Officer Employees as a group
  (127 persons).................................  $  1,615,525         55,008      $  4,475,000         104,957

    Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted for the approval of the 1997 Amended Plan.

    THE BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE COMPANY'S 1997 AMENDED AND RESTATED RESTRICTED STOCK PLAN.

        PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors requests that the shareholders ratify its selection of Deloitte & Touche LLP as independent auditors for the Company for the current fiscal year. In the event that ratification of this selection of independent auditors is not obtained, the Board of Directors will review its future selection of auditors.

    Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of Washington Mutual in advance of the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

                                 ANNUAL REPORT

    A copy of Washington Mutual's 1996 Annual Report to Shareholders, including the Annual Report to the SEC on Form 10-K and the financial statements, is enclosed. ADDITIONAL COPIES OF WASHINGTON MUTUAL'S ANNUAL REPORT MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO JOANN DEGRANDE, INVESTOR RELATIONS, WASHINGTON MUTUAL, INC., 1201 THIRD AVENUE, SUITE 1213, SEATTLE, WASHINGTON 98101.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company no later than January 16, 1998. Proposals may be mailed to the Company, to the attention of the Secretary, 1201 Third Avenue, Suite 1503, Seattle, Washington 98101.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,

                                                       [LOGO]
                                          William L. Lynch

                                          SECRETARY

March 12, 1997

                               WASHINGTON MUTUAL

                             RESTRICTED STOCK PLAN

                As Amended and Restated as of February 18, 1997

                    WASHINGTON MUTUAL RESTRICTED STOCK PLAN
                               TABLE OF CONTENTS

                                     ARTICLE 1.  PURPOSE OF PLAN

                                       ARTICLE 2.  DEFINITIONS

2.1        Affiliate.......................................................................          1
2.2        Agreement.......................................................................          1
2.3        Award...........................................................................          1
2.4        Board...........................................................................          1
2.5        Code............................................................................          1
2.6        Committee.......................................................................          1
2.7        Company.........................................................................          2
2.8        Exchange Act....................................................................          2
2.9        Grant Date......................................................................          2
2.10       Participant.....................................................................          2
2.11       Plan............................................................................          2
2.12       Restricted Stock................................................................          2
2.13       Stock...........................................................................          2
2.14       Unrestricted Stock..............................................................          2

                                      ARTICLE 3.  ADMINISTRATION

3.1        Administration of Plan..........................................................          2
3.2        Authority to Grant Awards.......................................................          2
3.3        Participants' Accounts..........................................................          2
3.4        Transfer of Unrestricted Stock..................................................          2
3.5        Discretionary Authority of Committee............................................          3
3.6        Persons Subject to Section 162(m)...............................................          4
3.7        Shareholder Rights..............................................................          4

                          ARTICLE 4.  ELIGIBILITY AND LIMITATIONS ON GRANTS

4.1        Participation...................................................................          4
4.2        Limitations on Grants...........................................................          4

                                  ARTICLE 5.  STOCK SUBJECT TO PLAN

5.1        Maximum Number of Shares........................................................          4

                               ARTICLE 6.  RESTRICTIONS AND FORFEITURES

6.1        General Restrictions............................................................          4
6.2        Termination of Employment.......................................................          5
6.3        Retirement......................................................................          5
6.4        Lapse of Restrictions...........................................................          5
6.5        Employee Status.................................................................          5
6.6        Performance-Based Grants........................................................          5

                            ARTICLE 7.  ADJUSTMENT UPON CORPORATE CHANGES

7.1        Adjustments to Shares...........................................................          7
7.2        Substitution of Awards on Merger or Acquisition.................................          7
7.3        Effect of Certain Transactions..................................................          7
7.4        No Preemptive Rights............................................................          7

                  ARTICLE 8.  COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

8.1        General.........................................................................          8
8.2        Representations by Participants.................................................          8

                                          ARTICLE 9.  TAXES

9.1        Immediate Taxation..............................................................          8
9.2        Deferred Taxation...............................................................          8

                                   ARTICLE 10.  GENERAL PROVISIONS

10.1       Effect on Employment............................................................          9
10.2       Unfunded Plan...................................................................          9
10.3       Rules of Construction...........................................................          9
10.4       Governing Law...................................................................          9
10.5       Compliance With Section 16 of the Exchange Act..................................          9
10.6       Amendment.......................................................................          9
10.7       Effective Date of Plan..........................................................          9

                    WASHINGTON MUTUAL RESTRICTED STOCK PLAN

                   AS AMENDED AND RESTATED FEBRUARY 18, 1997

                          ARTICLE 1.  PURPOSE OF PLAN

    The purpose of the Plan is to advance the interests of the Company, to provide a performance incentive and to align the interests of the Participants with the interests of the Company, its Affiliates and its shareholders through increased stock ownership by the Participants. It is intended that Participants may acquire or increase their proprietary interests in the Company and that Participant employees will be encouraged to remain in the employ of the Company or of its Affiliates.

    The Plan was established January 1, 1986 as the WM Financial, Inc. Restricted Stock Plan. Washington Mutual Savings Bank, the prior Plan sponsor, amended the Plan by a First Amendment, effective as of July 1, 1987, a Second Amendment, effective as of March 31, 1988, a Third Amendment, effective as of June 30, 1991, a Fourth Amendment, effective as of June 18, 1991, and a Fifth Amendment, effective as of October 20, 1992.

    By action of the respective boards of directors of Washington Mutual Savings Bank and the Company, the Company became the sponsor of the Plan, effective November 29, 1994, after which the Company adopted an amendment and restatement of the Plan, effective November 29, 1994, that incorporated all material provisions of the Plan prior to such date, but amended the Plan to provide for sponsorship by the Company and to modify certain administrative provisions, including the treatment of forfeited shares.

    This Plan and its prior amendments were previously approved by the shareholders of Washington Mutual Savings Bank, the prior sponsor of the Plan.

    The Company is now adopting this amendment and restatement of the Plan, effective February 18, 1997, to, among other things, grant to the Committee greater discretion to modify the conditions under which restrictions will lapse for both existing and future grants of restricted stock, give the Committee discretion to establish the terms of each grant without regard to the specific schedules set out in the Plan, provide for a category of performance-based grants that will be qualified under Section 162(m) of the Code, and increase the number of shares authorized to be awarded under the Plan.

    The adoption of this Amended and Restated Plan was approved by action of the Board on February 18, 1997, subject to its approval by the shareholders of the Company.

                            ARTICLE 2.  DEFINITIONS

    2.1 AFFILIATE. A "parent corporation," as defined in section 424(e) of the Code, or "subsidiary corporation," as defined in section 424(f) of the Code, of the Company.

    2.2 AGREEMENT. A written agreement (including any amendment or supplement thereto) between the Company or an Affiliate and a Participant specifying the terms and conditions of an Award granted to such Participant.

    2.3 AWARD. An award under the Plan that is expressed as a stated number of whole shares of Restricted Stock. An Award shall be subject to the terms of an Agreement.

    2.4  BOARD.  The board of directors of the Company.

    2.5  CODE.  The Internal Revenue Code of 1986, as amended.

    2.6 COMMITTEE. A committee composed of two or more members of the Board who are not officers or employees of the Company or an Affiliate, who are otherwise qualified as Non-Employee Directors as defined under Rule 16b-3(i) of the Exchange Act, and who qualify as outside directors as defined in Section 162(m) of the Code.

    2.7 COMPANY. Washington Mutual, Inc., successor to Washington Mutual Savings Bank as Plan sponsor, and its successors.

    2.8  EXCHANGE ACT.  The Securities Exchange Act of 1934, as amended.

    2.9 GRANT DATE. The date that an Award of Restricted Stock is granted to a Participant hereunder.

    2.10 PARTICIPANT. A person who is awarded Restricted Stock hereunder. Members of the Board, and employees, consultants and advisors of the Company or of an Affiliate, are the only persons who are eligible to be Participants.

    2.11 PLAN. The Washington Mutual Restricted Stock Plan, as embodied herein and as amended from time to time, and including all predecessor versions of this Plan.

    2.12 RESTRICTED STOCK. Stock that is awarded subject to restrictions hereunder and has not become Unrestricted Stock in accordance with Article 6.

    2.13  STOCK.  The common stock of the Company.

    2.14 UNRESTRICTED STOCK. Shares of Stock granted under this Plan that are no longer subject to restrictions that constitute a substantial risk of forfeiture, in accordance with Article 6.

                           ARTICLE 3.  ADMINISTRATION

    3.1 ADMINISTRATION OF PLAN. The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. The Company shall bear all expenses of Plan administration.

    3.2 AUTHORITY TO GRANT AWARDS. The Committee shall have authority to grant Awards upon such terms as the Committee deems appropriate and that are not inconsistent with the provisions of Articles 4 and 5 of this Plan. Such terms may include restrictions on the transfer of all or any portion of the Stock granted under an Award.

    3.3 PARTICIPANTS' ACCOUNTS. The Committee shall establish and maintain adequate records to disclose the Participants and their respective Awards, the restrictions thereon, the stock certificates related thereto, any dividends or distributions payable or paid thereon, any votes taken with respect thereto, and such other matters as may be relevant to the proper administration of this Plan.

        (a) DIVIDENDS AND DISTRIBUTIONS. All cash dividends and other cash distributions paid in respect of Restricted Stock shall be credited to the account of the Participant and invested in Stock pursuant to the Company's general dividend reinvestment program for shareholders of the Company. All such amounts and their proceeds shall be subject to the same restrictions on the same basis as the underlying Restricted Stock and shall be treated as Restricted Stock for all purposes under this Plan.

        (b) FORFEITURES. Upon the occurrence of a forfeiture hereunder, all shares of Restricted Stock subject to the Award (including any Restricted Stock purchased with dividends paid on the underlying Restricted Stock) shall be retained by the Company.

    3.4 TRANSFER OF UNRESTRICTED STOCK. The Company shall generally transfer Unrestricted Stock to the Participant at an administratively feasible time after the lapse of restrictions hereunder on an Award of Restricted Stock. Any fractional shares of Unrestricted Stock shall be paid to the Participant in cash.

        (a) TERMINATION OF EMPLOYMENT. Upon the termination of employment for any reason of a Participant who is an employee of the Company or an Affiliate (including upon the Participant's death), or upon such a Participant's retirement or permanent and total disability, the Company shall deliver to the Participant (or his personal representative) all Unrestricted Stock held for his account.

        (b) DEATH OF PARTICIPANT. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries (both principal as well as contingent) to whom all amounts that are otherwise due hereunder after termination of employment shall be paid upon his death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form acceptable to the Committee.

           (1) If the Participant is married as of the date of filing a beneficiary designation and names a principal beneficiary other than his spouse, such designation shall not be effective unless the spouse consents to the beneficiary designation in writing, witnessed by a notary public.

           (2) The filing of a new beneficiary designation form as provided herein shall cancel all beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing a beneficiary designation form, which divorce or marriage is communicated to the Committee in writing, shall revoke any prior designation. As used herein "divorce" includes a dissolution of a marriage or an annulment of a marriage.

           (3) If all designated beneficiaries predecease a Participant or die prior to complete distribution, the Committee shall make distributions to the Participant's personal representative or executor. If a Participant fails to designate a beneficiary as provided above, the Committee shall make distributions to the Participant's personal representative or executor.

    3.5 DISCRETIONARY AUTHORITY OF COMMITTEE. The Committee shall have full discretionary power, subject to, and within the limits of, Articles 4 and 5 of the Plan:

        (a) To determine from time to time who of the eligible persons shall be granted Awards, and the time or times when, and the number of shares for which, an Award or Awards shall be granted to such persons.

        (b) To prescribe the other terms and provisions (which need not be identical) of each Award granted under the Plan to eligible persons.

        (c) To modify or amend any term or provision of any Award granted under the Plan (including without limitation in the ways described in Sections 3.5
    (f), (g) and (h) below), provided that the consent of the holder thereof must be obtained for any modification or amendment that reduces the benefits to the holder of the Award.

        (d) To construe and interpret the Plan and Awards granted hereunder, and to establish, amend, and revoke rules and regulations for administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award or Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power the Committee may retain counsel at the expense of the Company. All decisions and determinations by the Committee in exercising this power shall be final and binding upon the Company and the Participants.

        (e) To determine the duration and purposes of leaves of absence which may be granted to a Participant without constituting a termination of his or her employment for purposes of the Plan or an Agreement.

        (f) To accelerate the time at which the restrictions on Restricted Stock granted under an Award will lapse, or otherwise modify the restrictions on Restricted Stock in a manner favorable to the Participant.

        (g) To determine, for any group or class of Participants, that restrictions on Restricted Stock shall lapse upon specified events occurring upon or after a change in control of the Company or an Affiliate, subject to such terms and limitations as the Committee may determine.

        (h) To waive or modify the application of Section 6.2 (forfeiture of Restricted Stock upon termination of employment) as to any Award, in whole or in part.

        (i) To authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted hereunder.

        (j) To interpret the Plan and make any determinations that are necessary or desirable in the administration of the Plan.

        (k) To exercise such powers and to make all other determinations deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

    3.6 PERSONS SUBJECT TO SECTION 162(M). Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of certain provisions of the Plan by Participants who are officers subject to Section 162(m) of the Code, without so restricting, limiting or conditioning the Plan with respect to other Participants.

    3.7 SHAREHOLDER RIGHTS. Except as provided in Section 6.1, each Participant shall have, with respect to Restricted Stock, all the rights of a shareholder of Stock including the right to vote the shares.

               ARTICLE 4.  ELIGIBILITY AND LIMITATIONS ON GRANTS

    4.1 PARTICIPATION. The Committee may from time to time designate persons to whom Awards are to be granted from among those who are eligible to become Participants. Such designation shall specify the number of shares of Restricted Stock subject to each Award. All Awards granted under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with the Plan.

    4.2 LIMITATIONS ON GRANTS. Awards may be granted only to persons who are eligible to be Participants. The maximum number of shares of Stock with respect to which Awards may be granted to any Participant in any calendar year under the Plan is 150,000.

                       ARTICLE 5.  STOCK SUBJECT TO PLAN

    5.1 MAXIMUM NUMBER OF SHARES. The maximum aggregate number of shares of Stock that may be issued pursuant to Awards under this Plan (including all predecessors of this Plan) is one million three hundred eighty-three thousand four hundred fifteen (1,383,415) shares, subject to adjustments as provided in
Article 7 made after February 18, 1997.

                    ARTICLE 6.  RESTRICTIONS AND FORFEITURES

    6.1 GENERAL RESTRICTIONS. A Participant shall not be permitted (i) to sell, transfer, pledge (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or assign shares of Restricted Stock awarded (or purchased through dividend or distribution reinvestment) under the Plan, (ii) to receive payment of any dividends or distributions made in respect of Restricted Stock, or (iii) to receive a stock certificate representing Restricted Stock, until, in each case, the restrictions stated in the Participant's Agreement lapse.

    6.2 TERMINATION OF EMPLOYMENT. Upon the termination of employment for any reason of a Participant who is an employee of the Company or an Affiliate before the Participant has attained age 60 (including termination because of the death or permanent disability of the Participant), all Restricted Stock shall be forfeited without compensation to the Participant, unless otherwise determined by the Committee.

    6.3 RETIREMENT. In the event of a Participant's retirement from the Company and its Affiliates or a Participant's death or permanent disability after the Participant has attained age 60, all remaining restrictions on such Participant's Restricted Stock that relate solely to the Participant's length of service with the Company or an Affiliate shall automatically be waived. Restrictions not related solely to the Participant's length of service with the Company or an Affiliate (such as restrictions tied to the performance of the Company) shall remain in effect unless otherwise determined by the Committee.

    6.4 LAPSE OF RESTRICTIONS--GENERAL. Each Award of Restricted Stock granted to a Participant shall become Unrestricted Stock according to the terms established by the Committee and specified in the Participant's Agreement. The Committee is authorized but not required to subject an Award to the restrictions described in Schedule A or Schedule B below by setting forth this determination in the Participant's Agreement.

                                   SCHEDULE A

YEARS OF CONTINUED EMPLOYMENT                                            PERCENTAGE UNRESTRICTED
-----------------------------------------------------------------------  -----------------------
Less than 1............................................................                0%
1 but less than 2......................................................               20%
2 but less than 3......................................................               40%
3 but less than 4......................................................               60%
4 but less than 5......................................................               80%
5 or more..............................................................              100%
                                           SCHEDULE B
Less than 3............................................................                0%
3 but less than 4......................................................             3.33%
4 but less than 5......................................................            66.67%
5 or more..............................................................              100%

    For purposes of Schedules A and B, unless otherwise determined by the Committee and stated in the relevant Agreement, a Year of Continued Employment shall be credited to a Participant with respect to each Award on each March 31, beginning in the calendar year that follows the Grant Date of an Award, provided that the Participant has been continuously employed by the Company or one of its Affiliates since the Grant Date of the Award.

    The lapse of restrictions on Restricted Stock (including, if applicable, the number of Years of Continued Employment) shall be calculated separately with respect to each Award granted to a Participant.

    6.5 EMPLOYEE STATUS. As provided in Section 3.5(e), the Committee shall determine the extent to which a leave of absence for military or government service, illness, temporary disability, or other reasons shall be treated as termination or interruption of employment for purposes of determining questions of forfeiture and Years of Employment for purposes of the lapse of restrictions on Restricted Stock.

    6.6 PERFORMANCE-BASED GRANTS. The Committee may provide in any Award for the restrictions on Restricted Stock to lapse upon the Company's attainment of performance-based goals established by the Committee. Any such Award may, but need not be, granted under and pursuant to the terms of this Section 6.6. In addition, the Committee may determine that any performance-based Award granted by the

Committee before the adoption of this Amended and Restated Plan shall be treated as if granted under this Section 6.6, provided that the Award is modified so as to comply with the terms of this Section 6.6.

        (a) INTENT TO QUALIFY UNDER SECTION 162(M). This Section 6.6 is intended to qualify the Awards granted under it as performance-based compensation under Section 162(m) of the Code. All Awards granted pursuant to this
    Section 6.6 shall be construed in a manner consistent with that intent.

        (b) SHAREHOLDER APPROVAL. As to Awards granted under this Section 6.6, no Restricted Stock may become Unrestricted Stock until after the material terms of the performance goals set out below are disclosed to and approved by the Company's shareholders. To the extent necessary for Awards under this
    Section 6.6 to qualify as performance-based compensation under Section 162(m) of the Code under then applicable law, the material terms of the performance goals shall be disclosed to and reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

        (c) BUSINESS CRITERIA ON WHICH PERFORMANCE GOALS SHALL BE BASED. The lapse of restrictions on Awards granted under this Section 6.6 shall be based on the Company's attainment of performance goals based on one or more of the following business criteria: return on average assets, return on average common stockholders' equity, efficiency ratio (other expense as a percentage of (a) other income plus (b) net interest income (before provision for loan losses)), and return on the Company's investment in any Affiliate. Return on average assets and return on average common stockholders' equity shall be calculated in the same manner as the figures the Company reports in its annual report. The terms in the definition of efficiency ratio shall be construed in a manner consistent with the use of the same terms in the Company's financial statements. The foregoing notwithstanding, for purposes of Awards granted under this Section 6.6, the calculation of any business criteria or performance goal shall be subject to any adjustments that the Committee may establish pursuant to Section 6.6(d) below.

        (d) ESTABLISHING PERFORMANCE GOALS. The Committee shall establish, for each Award granted under this Section 6.6: (i) the specific business criterion or criteria (i.e., either return on average assets, return on average common stockholders' equity, efficiency ratio, return on investment in an Affiliate, or some combination of the four) that will be used; (ii) the specific performance targets that will be used for the selected business criterion or criteria; (iii) the measurement period(s) to which the performance targets will be applied, (iv) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items, and (v) the formula for determining the lapse of restrictions in relation to the performance targets. These determinations shall be set out in the Agreement for each Award. Except as otherwise permitted under Section 162(m) of the Code, each Award under this
    Section 6.6 shall be granted no later than 90 days after the start of any applicable measurement period, on or before the date that 25 percent of each applicable measurement period has elapsed, and while the outcome is substantially uncertain.

        (e) DETERMINATION OF ATTAINMENT OF PERFORMANCE GOALS. The Committee shall determine, pursuant to the performance goals and other elements established pursuant to section 6.6(d) above, whether the criteria for the lapse of restrictions have been satisfied. The Committee's determinations shall be final and binding on all Participants. These determinations must be certified in writing before Stock is transferred to the Participant. This requirement may be satisfied by a writing that sets out the determinations made by the Committee that is signed on behalf of the Committee by the Committee's secretary.

        (f) LAPSE OF RESTRICTIONS UPON DEATH, DISABILITY OR CHANGE OF OWNERSHIP OR CONTROL. Notwithstanding the other terms of this Section 6.6, the performance-related criteria for the lapse of restrictions on an Award made under this Section 6.6 may lapse (i) as provided in Section 7.3, or (ii) upon a Participant's death or disability or upon a change of ownership or control, to the extent so provided in any Agreement, employment agreement or action of the Committee.

        (g) OTHER RESTRICTIONS. In addition to the performance goals described above, the Committee may determine to subject any Award granted under this
    Section 6.6 to other, additional restrictions, including restrictions requiring the Participant to remain in the employ of the Company or an Affiliate for specified lengths of time.

                 ARTICLE 7.  ADJUSTMENT UPON CORPORATE CHANGES

    7.1 ADJUSTMENTS TO SHARES. The maximum number and kind of shares of Stock with respect to which Awards hereunder may be granted and which are the subject of outstanding Awards shall be adjusted by way of increase or decrease as the Committee determines (in its sole discretion) to be appropriate, in the event that:

        (a) the Company effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

        (b) the Company or an Affiliate engages in a transaction to which section 424 of the Code applies; or

        (c) there occurs any other event which in the judgment of the Committee necessitates such action.

Provided, however, that if an event described in paragraph (a) or (b) above occurs, the Committee shall make adjustments to the limits on Awards specified in Section 4.2 and in the limitation on aggregate Awards under Section 5.1 that are proportionate to the modifications of the Stock that are on account of such corporate changes.

    7.2 SUBSTITUTION OF AWARDS ON MERGER OR ACQUISITION. The Committee may grant Awards in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Awards shall be determined by the Committee in its sole discretion, subject only to the limitations of Article 5.

    7.3 EFFECT OF CERTAIN TRANSACTIONS. Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Stock (an 'Event'), restrictions on any Award of Restricted Stock granted hereunder shall lapse, whether or not the requirements for lapse of restrictions set forth in any Agreement have been satisfied, unless otherwise specifically stated in the Agreement. The foregoing notwithstanding, an Event shall not cause restrictions related solely to the Participant's length of service with the Company or any Affiliate to lapse on any Awards that the Committee elects, before the Event, to convert into restricted stock of an acquiring corporation. If the Committee so elects to convert the Awards, the number of shares of such converted restricted stock shall be determined by adjusting the amount and price of the Awards granted hereunder in the same proportion as used for determining the number of shares of stock of the acquiring corporation the holders of the Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization, and the schedule for lapse of restrictions set forth in the Agreement shall continue to apply to the converted restricted stock. Nothing in this Section 7.3 or elsewhere in the Plan shall authorize the Committee to take any action contrary to any provision regarding lapse of restrictions that is contained in any Agreement or employment agreement if the action would reduce the benefits to the Participant, unless the Participant consents to the action.

    7.4 NO PREEMPTIVE RIGHTS. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

       ARTICLE 8.  COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

    8.1 GENERAL. No Award shall be granted, no Stock shall be issued, and no certificates for shares of Stock shall be delivered under this Plan except in compliance with all federal and state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all national securities exchanges or self-regulatory organizations on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock awarded hereunder may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal and state laws and regulations. No Award shall be granted, no Stock shall be issued, and no certificate for shares shall be delivered under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

    8.2 REPRESENTATIONS BY PARTICIPANTS. As a condition to receiving an Award, the Company may require a Participant to represent and warrant at the time of any such award that the shares are being held only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 8.1. At the option of the Company, a stop transfer order against any shares of Stock may be placed on the official stock books and records of the Company, and a legend indicating that the Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of Stock hereunder.

                               ARTICLE 9.  TAXES

    9.1 IMMEDIATE TAXATION. If an employee elects, pursuant to Section 83(b) of the Code, to include in gross income for federal income tax purposes an amount equal to the fair market value of Restricted Stock subject to an Award, the employee shall make arrangements satisfactory to the Company to pay to the Company or its Affiliate any federal, state or local taxes required to be withheld with respect to such Stock. If an employee who makes such an election fails to pay the necessary amounts to the Company or its Affiliate, the Company or its Affiliate shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the employee any taxes of any kind required by law to be withheld with respect to the Stock covered by the Award.

    9.2 DEFERRED TAXATION. If an election under Section 83(b) of the Code has not been made, then at the time Restricted Stock becomes Unrestricted Stock, the Participant shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares of Stock to which the Participant is entitled hereunder, pay to the Company or its Affiliate amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. The Company or its Affiliate shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock becoming Unrestricted Stock.

                        ARTICLE 10.  GENERAL PROVISIONS

    10.1 EFFECT ON EMPLOYMENT. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

    10.2 UNFUNDED PLAN. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

    10.3 RULES OF CONSTRUCTION. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

    10.4 GOVERNING LAW. The laws of the State of Washington shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

    10.5 COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

    10.6 AMENDMENT. The Committee may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Award is not valid with respect to such Award without the Participant's consent. Provided further that the shareholders of the Company must approve any amendment that changes the number of shares in the aggregate which may be issued pursuant to Awards granted under the Plan or the maximum number of shares with respect to which any Participant may be granted Awards in any calendar year, except pursuant to
Article 7.

    10.7 EFFECTIVE DATE OF PLAN. No Award under this Restated and Amended Plan will be effective unless and until this Restated and Amended Plan is approved by shareholders holding a majority of the Company's outstanding voting stock present or represented by proxy and entitled to vote at the Company's next annual shareholders' meeting, which is duly held, that occurs after February 18, 1997, the date that the Board authorized the Company to adopt this Amended and Restated Plan. If this Amended and Restated Plan is not so approved by the shareholders of the Company, then this Amended and Restated Plan shall be of no force or effect and the Plan as amended and restated as of November 29, 1994 shall continue to govern.

    IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this
the     day of             , 1997, but to be effective on February 18, 1997.

                                          WASHINGTON MUTUAL, INC.
                                          By: __________________________________
                                          Its: _________________________________

                             WASHINGTON MUTUAL, INC.
                      1201 THIRD AVENUE, SEATTLE, WA  98101
           PROXY FOR THE APRIL 15, 1997 ANNUAL MEETING OF SHAREHOLDERS

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WASHINGTON MUTUAL, INC.

     The undersigned shareholder(s) of Washington Mutual, Inc. (the "Company") hereby appoints William L. Lynch and Marc R. Kittner, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on February 28, 1997, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Tuesday, April 15, 1997, and at any and all adjournments thereof.



--------------------------------------------------------------------------------
                            -  FOLD AND DETACH HERE -




                             WASHINGTON MUTUAL, INC.


                         ANNUAL MEETING OF SHAREHOLDERS

                             Tuesday, April 15, 1997
                                   10:00 a.m.
                           Four Seasons Olympic Hotel
                              411 University Street
                               Seattle, Washington

                                                             Please mark   / X /
                                                             your votes as
                                                             indicated in
                                                             this example

1.   ELECTION OF DIRECTORS

       FOR all nominees listed             WITHHOLD AUTHORITY
       below (except as marked          to vote for all nominees
       to the contrary below)                listed below
              /    /                              /    /

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

NOMINEE (Term Will Expire in 1999):  David Bonderman
NOMINEES (Term Will Expire in 2000): Douglas P. Beighle   Michael K. Murphy
                                     Kerry K. Killinger   J. Taylor Crandall

2. APPROVAL OF THE 1997 WASHINGTON MUTUAL AMENDED AND RESTATED RESTRICTED STOCK PLAN

               FOR            AGAINST                  ABSTAIN
               / /              / /                      / /

3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as the Company's independent auditors

               FOR            AGAINST                  ABSTAIN
               / /              / /                      / /

4.   ANNUAL MEETING R.S.V.P:

________________(ENTER NUMBER OF PEOPLE ATTENDING).

                               WILL NOT be
                              attending the
I/WE           WILL           Annual Meeting
               /  /                /  /

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND
3. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS

DATED:____________________________________________________________________, 1997

SIGNATURE(S)____________________________________________________________________

________________________________________________________________________________
Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.



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                             WASHINGTON MUTUAL, INC.


                         ANNUAL MEETING OF SHAREHOLDERS

                             Tuesday, April 15, 1997
                                   10:00 a.m.
                           Four Seasons Olympic Hotel
                              411 University Street
                               Seattle, Washington